UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to Section 240.14a-12

TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SHAMROCK ACTIVIST VALUE FUND, L.P.

4444 W. Lakeside Drive

Burbank, CA 91505

October 15, 2009

Dear Texas Industries Employees:

The Shamrock Activist Value Fund, L.P. is nominating three candidates for election to the Texas Industries board of directors, and we also are submitting three corporate governance resolutions for the vote of the shareholders at the company’s upcoming 2009 annual meeting of shareholders, which we believe will make the board more accountable to the company’s shareholders.

We believe Texas Industries has enormous potential, which we think can be realized by bringing new directors into the boardroom and by implementing appropriate corporate governance changes. These aren’t just hollow words. We own more than 10% of the outstanding Texas Industries shares, so we have a very large and direct financial interest in improving the company’s performance. We believe a stronger company also will mean more stability and opportunity for you, its dedicated employees.

Our firm was founded by Roy E. Disney with a mandate to be active and responsible investors. We invest in companies where we believe our experience and expertise can make a positive difference.

While we believe in Texas Industries’ potential, we don’t believe the current directors have been good stewards. As employees, you are held accountable for the quality of your work and the results you achieve. We think the board of directors should also be held accountable, which is why we are giving the shareholders a choice to vote for our three director nominees and our shareholder proposals.

Our view as to the need for change is shared by others – including RiskMetrics Group, Proxy Governance, Inc. and Egan-Jones Proxy Services. These independent firms carefully analyze companies and issue voting recommendations to their shareholders. All three firms unanimously recommended that shareholders vote “FOR” the election of our three nominees to the Texas Industries board of directors and “FOR” our three corporate governance shareholder resolutions. We thought you might like to hear what they said.

RiskMetrics said “the presence of the three [Shamrock Activist Value Fund, L.P.] nominees on the [Texas Industries] board would likely prove beneficial to shareholder value. The long-term financial and operational performance of the company, as well as the prevalence of several shareholder unfriendly governance provisions, establish the need for change. Further, we believe the [Shamrock Activist Value Fund, L.P.’s nominees’] diverse skill sets will prove beneficial to the board.”

Proxy Governance said “shareholders cannot expect a sustainable recovery [at Texas Industries] without taking the extraordinary actions of shaking up both the board and the corporate governance regime.”

Egan-Jones said our nominees have “the necessary independence, experience, energy, skills and personality to work with their fellow directors to meet Texas Industries’ operational, strategic and corporate governance challenges, if elected … [and] will bring to the Texas Industries board much needed finance and capital markets, corporate governance, and cement industry operations expertise.”

In addition to being Texas Industries employees, many of you are also shareholders – the true owners of the company. We are asking you to vote our WHITE proxy card “FOR” our three highly qualified nominees and “FOR” our three corporate governance shareholder proposals.

Time is short before the annual meeting on October 22, 2009, so please use the telephone or internet voting instructions on the WHITE proxy card to ensure your votes are counted. If you have questions about how to vote your shares, you can call MacKenzie Partners, Inc., our proxy solicitors, toll free at (800) 322-2885. If you would like to contact us to give us your views as a Texas Industries employee and shareholder, please email us at txi@shamrock.com. We assure you that if you choose to contact us we will keep that fact strictly confidential.

Thank you for your time and consideration,

/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, on behalf of the Shamrock Activist Value Fund, L.P.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders, copies of which may be obtained without charge at the SEC’s website at www.sec.gov or at www.shamrock-txiproxy.com. Those materials include important information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies and an explanation of why the Shamrock Activist Value Fund, L.P. believes shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three corporate governance shareholder proposals.

Permission to reprint RiskMetrics Group, Proxy Governance, Inc. and Egan-Jones Proxy Services statements was neither sought nor obtained.